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                                                                    EXHIBIT 4.27

                                                               DR. MARTIN BARKIN
                                                               President and CEO
                                                  Telephone: (905) 677-5500 #236
                                                       FACSIMILE: (905) 677-5494
                                                        CELLULAR: (416) 726-8870
                                                              mbarkin@draxis.com

                                                                  April 22, 2003

                                                         PERSONAL & CONFIDENTIAL
DELIVERED VIA COURIER

Mr. John E.M. Durham
58, 28364 Township Road 384
Red Deer County, Alberta
T4S 2B5


Dear Mr. Durham:

     We are pleased to offer you employment with DRAXIS PHARMA Inc. ("DPI") on the terms set out below.

1.   EMPLOYMENT
     Effective June 1, 2003 ("Effective Date of Employment"), you shall be employed with DPI as its President on the terms and conditions contained in this Agreement. You will be responsible to the Board of Directors of DPI and DRAXIS HEALTH Inc. ("DHI") and shall report to the Chief Executive Officer of DHI. Without limiting the scope of your duties and responsibilities as President, you shall be responsible for leading DPI to revenue growth, margin improvement and increasing profitability. You will also be a member of DHI's Executive Operations Committee and will be expected to enter into a cooperative working relationship with DRAXIMAGE Inc.'s ("DI") President. In addition, you will perform any additional employment responsibilities assigned to you by the Chief Executive Officer of DHI from time to time, provided that such responsibilities are consistent with the executive nature of the position.

2.   BASE SALARY
     DPI will pay to you from the Effective Date of Employment and during the term of this Agreement a gross salary of $260,000 per annum ("Base Salary"), payable semi-monthly, in arrears, in 24 equal installments of $10,833.33. Such salary shall be subject to review in accordance with DPI's regular administrative practices of salary review applicable to the executive officers of DPI. Any salary increases shall be determined on merit on the recommendation of the Chief Executive Officer of DHI and approval of the Boards of Directors of DHI and DPI. The Chief Executive Officer of DHI will inform you of any increases in your salary in advance of the implementation date.

     As an officer of DPI, DPI will provide and pay for directors' and officers' liability insurance and in any event will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DPI, DHI and their Affiliates (as such term is defined in the CANADA BUSINESS CORPORATION ACT) ("Affiliates") [hereinafter collectively referred to as the "DHI Group"].

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 2

3.   BENEFITS
     You will be entitled to participate in all benefit plans which DPI shall, from time to time make available to its executive employees, subject to applicable eligibility rules thereof. The benefits currently offered are:
     -    major medical
     -    drug
     -    dental
     -    group life
     -    long term disability
     -    accidental death and dismemberment

     You will also be entitled to an amount equivalent to 5% of your Base Salary in lieu of participation in DHI's Retirement Savings Program.

4.   STOCK OPTION PLAN
     Subject to DHI Board of Directors' approval, you will be eligible to participate in the DHI's Stock Option Plan, which DHI shall, from time to time, make available to employees, in accordance with the terms and conditions of said plan, copy thereof provided herewith as Schedule I to form integral part of this Agreement.

     DHI will grant you options to purchase 100,000 shares within 90 days of the Effective Date of Employment (the "Grant").

     These options shall vest as follows:

     a)   50,000 shares on the fifth anniversary of the Grant; and

     b)   50,000 shares on the seventh anniversary of the Grant;

     The price of each option shall be the closing price of the DHI shares on the Toronto Stock Exchange ("TSX") on the trading date immediately preceding the date of the Grant. The options may be exercised in whole or in part at any time within 10 years after the date of the Grant, subject to vesting as set out above.

     Although the Chief Executive Officer of DHI agrees to recommend to its Board of Directors, within 30 days of the signing of this agreement by both parties, the granting to you of the above-mentioned options at the above-specified conditions, the award of these options is entirely conditional upon the Board of Directors' approval and the specific conditions attached to the exercise of said options may actually be different from the one mentioned in the present agreement.

5.   DEFERRED SHARE UNIT PLAN
     You will be eligible to participate in the DHI's Deferred Share Unit Plan, in accordance with the terms and conditions of that plan, copy thereof provided herewith as Schedule II to form integral part of this Agreement.

6.   LONG TERM INCENTIVE PROGRAM (CURRENTLY UNDER DEVELOPMENT)
     As soon as the DPI's Long Term Incentive Program ("LTIP" - currently under development) is in force, you will be eligible to participate in it, the whole in accordance with the terms and conditions of that plan.

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 3

     Subject to DPI Board of Directors' approval, the LTIP will provide you, as a chosen senior executive, with the opportunity to participate in the growth of DPI as if you had 2% equity ownership of DPI as of your Effective Date of Employment, said opportunity being subject to certain conditions as per the LTIP. This plan will be designed to provide management with a meaningful incentive to grow the value of DPI and to allow management to share in the benefits of that value creation while at the same time provide a significant incentive for a long term (10 year) senior management retention.

7.   DISCRETIONARY BONUS
     The Boards of Directors of DPI and DHI, in their sole discretion, and upon recommendation of the Chief Executive Officer of DHI, based on the Bonus and Objectives Plan that is in force for all senior executives of DHI, may declare a bonus payable. Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years. Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared. Should a discretionary bonus be declared, you may be eligible to receive an amount up to a maximum equivalent to 40% of your Base Salary, or such other amount as may be determined by the Chief Executive Officer of DHI and the Boards of Directors of DHI and DPI, in their sole discretion. For the calendar year 2003 the above mentioned 40% bonus eligibility will be pro-rated to your Effective Date of Employment.

8.   SIGNING BONUS
     DPI will pay to you a signing bonus consisting of the gross amount of $60,000 ("Signing Bonus") which shall be paid to you within 10 business days of your commencement of employment. You agree that if you voluntarily resign from your position within 24 months from the Effective Date of Employment, you will have to fully reimburse the Signing Bonus to DPI, and that if you voluntarily resign from your position between the 24th and 36th months of your employment with DPI, you will have to reimburse 50% of the Signing Bonus to DPI. You further agree that if you owe DPI any amounts as a result of this section, DPI may operate compensation between this amount and any amount that may be owed to you by DPI at the time of your resignation.

9.   RELOCATION EXPENSES
     DPI will reimburse you for relocation expenses which includes reasonable travel to and from Alberta, temporary residence, moving expenses and other accepted relocation expenses consistent with the rules established by Canada Customs and Revenue Agency, to a maximum of $50,000, upon presentation of appropriate receipts. Over and beyond the maximum allocated for relocation expenses, DPI will reimburse you for up to 4 round trips to Alberta.

10.  FRENCH IMMERSION PROGRAM
     DPI shall reimburse you the full cost of a French Immersion Program of 1 or 2 week, including, if you have not yet commenced your employment, a living allowance of $5,000 per week during the program period, upon presentation of appropriate documents. Said program must be selected from a list of alternative programs provided by DPI.

11.  MEMBERSHIPS AND PUBLICATIONS
     DPI will pay for one club membership of your choice and for all professional memberships, dues and levies required for membership in a professional association and other approved memberships or publications deemed necessary to the conduct of your position.
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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 4

12.  VACATION
     Commencing in 2004, you shall be entitled to four weeks vacation per annum to be taken at a time or times acceptable to the Chief Executive Officer of DHI, having regard to its operations. There shall be no vacation time carried over from one calendar year into the following calendar year, unless previous authorization has been received from the Chief Executive Officer of DHI. For the calendar year 2003, the above-mentioned vacation entitlement will be pro-rated to your Effective Date of Employment.

13.  LEGAL FEES
     DPI will reimburse you for independent legal counsel with respect to the review of this agreement to a maximum of $3,000 upon presentation of appropriate receipts.

14.  EXPENSES
     DPI agrees that it shall reimburse you for Automobile mileage allowance as permitted by Canada Customs and Revenue Agency, all other reasonable traveling and other out-of-pocket expenses actually and properly incurred in connection with your duties with DPI and within the policies that are enacted from time to time by DHI and/or DPI with respect to executive expenses. For all such expenses you agree you will furnish statements and vouchers as and when required by DPI.

     DPI agrees to provide you with a mobile phone, a blackberry and a portable laptop that will remain at all time DPI's property.

15.  DEDUCTIONS
     All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deduction at source as may be required by law.

16.  EMPLOYEE'S COVENANTS
     You agree that you shall devote the whole of your working time, attention and ability to the business of DPI and shall use reasonable best efforts to promote the interests of DPI.

     You agree that you shall duly and diligently perform all the duties assigned to you while in our employ and shall well and faithfully serve DPI.

     You also agree that while employed with DPI you shall not, without the prior written consent of DPI, engage or otherwise be concerned in any other business or occupation, or become a director, officer, agent or employee of any other entity.

     Furthermore, you specifically agree that you shall respect and comply with by the DHI's Disclosure Policy, copy thereof provided herewith as "Schedule III" to form integral part of this Agreement, the DHI's Code of Ethics, copy thereof provided herewith as "Schedule IV" to form integral part of this Agreement, and all and any relevant rules and legislation, such as, without limiting the generality of the foregoing, the rules on Insider Trading in the TSX COMPANY MANUAL, the ONTARIO SECURITIES ACT, the CANADIAN BUSINESS CORPORATIONS ACT and QUEBEC SECURITIES ACT. You acknowledge that your senior position with DPI will deem you an insider of DHI and therefore subject to applicable mandated insider regulatory and company share trading policies and restrictions.

     For the purpose of the present Agreement, the use of the words "Draxis" and/or "Company" in the DHI's Disclosure Policy and Code of Ethics shall be interpreted as referring to the DPI Group.

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 5

17.  CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

     (a)  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
     As DPI's President, you acknowledge that you are creating, having access to, and require knowledge of confidential and commercially valuable information of the DHI Group, the unauthorized use or disclosure of which could cause the DHI Group serious and irreparable damage.

     (1) "Confidential Information" means all information, and all documents and other tangible things recording any such information, relating to or useful in connection with the business of the DHI Group, whether or not a trade secret within the meaning of the applicable law, which at the time or times concerned is not generally known to Competitors (as defined below) and which has been or is from time to time disclosed to or developed by you as a result of your employment with DPI. Confidential Information includes, but is not limited to, the following information of the DHI Group:

             (i)     new products;
            (ii)     marketing strategies and plans;
           (iii)     development strategies and plans;
            (iv)     manufacturing processes and technologies;
             (v)     research in progress and unpublished manuals or know how;
            (vi)     regulatory filings;
           (vii) identity of and relationship with licensees, licensors or suppliers;
          (viii) finances, financial information, financial management systems;
            (ix)     market research;
             (x)     market experience with products;
            (xi)     customer lists;
           (xii)     compensation and benefits provided to employees;
          (xiii) any other research, information or documents which you are told or reasonably ought to know that the DHI Group regards as proprietary or confidential; and
           (xiv) any legal advice provided to the DHI Group, its officers, directors, employees or agents during the course or your employment and any details involving the DHI Group's position with respect to any litigation matter or prospective litigation matter which exists at the time of termination.

     (2) You agree that you shall hold all Confidential Information in the strictest confidence, as a fiduciary. Without limiting such obligation, you shall use Confidential Information only at times and places designated by the DHI Group in furtherance of the business of the DHI Group. You shall not, except where the DHI Group otherwise provides its prior written consent or where required by law, directly or indirectly disclose to any Person any Confidential Information, directly or indirectly sell, give, loan or otherwise transfer any Confidential Information or copy thereof to any Person, publish, lecture on or display any Confidential Information to any Person or use Confidential Information for your own benefit or the benefit of any other Person.

     (3) Your obligations under this Section shall remain in effect with respect to each item of Confidential Information until the date upon which such Confidential Information has been publicly disclosed in a manner properly authorized by the DHI Group or otherwise has become known to Competitors without any breach of this Section by you.

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 6

     (4) For purposes of this Agreement, "Competitor" shall mean any Person which engages or is preparing to engage, in whole or in part, in the design, development, manufacture, marketing or sale of any products or services which compete directly with a product or service which, during the 12 months prior to the termination of this Agreement and your employment hereunder for any reason, the DHI Group marketed or at the time of termination of this Agreement and your employment hereunder, is then preparing to market.

     (5) For purpose of this Agreement, "Person" shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

     (b)  NON-SOLICITATION AND NON-COMPETITION
     (1) You acknowledge that the pharmaceutical and over-the-counter drug industries are highly competitive businesses. You are a key executive of DHI and DPI, and as a result of your senior position, you confirm that you have acquired extensive background in and knowledge of the DHI Group's business and the pharmaceutical and over-the-counter drug industries in which the DHI Group operates. You further acknowledge that the DHI Group develops and markets its products on a North American basis, more particularly in Canada and in the eastern part of the United States comprising the states of Connecticut, Florida, Delaware, Georgia, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, West Virginia [hereinafter referred to as the "Territory"]. Accordingly, you agree that in the course of your employment with DPI, and thereafter for a period of one year (or if such period is held to be excessive by a court of competent jurisdiction then for a period of six months) you shall not, without the prior written authorization of the Chief Executive Officer of DHI whether as principal, as agent, or as an employee of, or in partnership, or association with any other Person, in any manner whatsoever directly or indirectly:

              (i) become employed by or associated or affiliated with any Competitor of the DHI Group in the Territory in a function dealing with a product or service, which during the twelve-month period immediately prior to the termination of this Agreement and your employment hereunder, for any reason, competed directly with a product or service of the DHI Group;
              (ii) seek to employ or encourage others to employ or otherwise engage employees, agents or subcontractors of the DHI Group (who are employees, agents or subcontractors on the date this Agreement terminated) or seek to in any way disrupt their business relationship with the DHI Group;
              (iii) obtain by any means whatsoever the business of any Person who at the time of the termination of this Agreement and your employment hereunder, was a customer of the DHI Group, if to obtain such business may result in a reduction of that Person's business with the DHI Group;
              (iv) approach any Person who at the time of the termination of this Agreement and your employment hereunder was a customer of the DHI Group with the intention of soliciting or enticing the business of that Person away from the DHI Group.

     (c)  REASONABLENESS
     You agree that the obligations set out in Sections 17(a) and (b) together with your other obligations under this Agreement are reasonably necessary for the protection of the DHI Group's proprietary and business interests and you expressly agree that:

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 7

              (i) the scope of each of the covenants set out in Sections 17(a) and (b) above are in all respects, and in particular, in respect of Territory, time and subject matter, necessary and reasonable because the DHI Group is marketing its products on a North American basis;
              (ii) given your general knowledge and experience, the obligations contained in this Agreement will not preclude you from becoming gainfully employed with other employers who are not Competitors following termination of this Agreement and your employment hereunder for any reason;
              (iii) your agreement to Sections 17(a) and (b) is a key incentive to DPI formalizing the current terms and conditions of your employment.

     (d)  BREACH OF AGREEMENT
     You also recognize that any breach of the terms and conditions of this Agreement by you will result in material damage to the DHI Group, although it may be difficult for the DHI Group to establish the monetary value of such damage. You therefore agree that the DHI Group shall be entitled to injunctive relief, in addition to any other remedies available to it, in a court of appropriate jurisdiction in the event of any breach or threatened breach by you of any of the provisions of this Agreement.

18.  TERMINATION OF EMPLOYMENT

     (a)  TERMINATION BY DPI FOR CAUSE
     DPI may terminate this Agreement and your employment hereunder at any time for cause without notice and without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

     (b)  TERMINATION BY DPI WITHOUT CAUSE BUT WITH NOTICE
     DPI may terminate this Agreement and your employment hereunder by providing to you one year's actual notice of termination. At its sole discretion, DPI may provide to you a shorter period of notice of termination, in which case, the payments referred to in Section 18(c) shall be applicable, but such payments as may be required by Sections 18(c)(1) and (4) shall be reduced by the notice provided, so that the total notice and compensation in lieu of notice provided to you shall be equivalent to one year from the date you are advised of the termination.

     (c)  TERMINATION BY DPI WITHOUT CAUSE AND WITHOUT NOTICE
     DPI may terminate this Agreement and your employment hereunder, in its sole discretion, without notice and without cause, effective immediately upon the date you are advised of the termination.

     Except as outlined in Section 18(b), if your employment is terminated without cause pursuant to this Section, DPI shall:

          1) Pay to you a severance allowance equivalent to one year of your then current Base Salary in a lump sum, within two weeks following the date of such termination.
          2) Pay to you all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two weeks of the date of termination.
          3) Reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts.
          4) Ensure it has complied with all statutory obligations imposed by the ACT RESPECTING LABOUR STANDARDS.

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 8

     The payment referred to in paragraph 1, above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. Further, the payment referred to in paragraph 1, above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you.

     The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

     Upon termination of your employment in accordance with this Section 18(c), you shall return to DHI all stock options and other securities which have not vested or accrued during your employment with DPI.

     (d)  TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL

     (1) In accordance with paragraph 18(d)(2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

        A. the amounts of any unpaid salary earned up to and including date of termination;
        B. any unpaid vacation pay earned up to and including date of termination;
        C.      a lump sum amount, equal to two year of your then current Base
                Salary;
        D. any additional statutory obligations imposed by the ACT RESPECTING LABOUR STANDARDS;
        E. the right to retain and exercise any outstanding stock options, including stock options not then otherwise exercisable, and all other securities, which have vested or accrued during your employment with DPI, during the two year period immediately following the Change of Control, as if you were employed by the successor employer for that two year period.

     The payment referred to in paragraph 18(d)(1)(C), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding 18(d)(1)(D) above, the payment referred to in 18(d)(1)(C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

     The delay to exercise the outstanding stock options referred to in paragraph 18(d)(1)(E) is considered to be an approved "longer period" under the terms of the paragraph 7(e) of DHI's Stock Option Plan and, therefore, in no event may any stock option granted under said Plan be exercised outside the 10 year period mentioned in paragraph 4 of the present Agreement.

     The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

     (2) These payments and entitlements outlined in 18(d)(1) shall become due and payable if, and only if:

        A.      there has been a Change of Control; and
        B.      within 12 months following any Change of Control:
                (i) your employment is terminated without cause by DPI or by any

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                   Page 9

                        successor employer to DPI, as the case may be; or
                (ii) by its conduct as described below, DPI or any successor employer to DPI, as the case may be, constructively terminates your employment by:
                          - relocating without just cause the position and/or location of your principal office more than 20 kilometers from the location of your office on the date immediately prior to the Change of Control, without your consent; or
                          - materially reducing without just cause your title, reporting relationship, responsibilities or authority without your consent; or
                          - reducing without just cause the salary paid to you by the successor employer or terminating without just cause or materially reducing without just cause the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage, dental benefit, which are referred to in Section 3 above;
        C.      and, you elect in writing to receive the payments outlined in
                Section 18(d)(1).

     (3) For purposes of this Agreement "Change in Control" means a transaction or series of transactions whereby directly or indirectly;

        A. any Person or combination of Persons acting jointly and in concert (other than you or a corporation controlled directly or indirectly by you) acquires a sufficient number of securities of DHI or DPI to materially affect the control of DHI or DPI as defined below. For the purposes of this Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast 20% or more of the votes attached to all shares of DHI or DPI which may be cast to elect directors of DHI or DPI, shall be deemed to affect materially the control of DHI or DPI, in which case the Change in Control shall be deemed to occur on the date that is the later of the date on which the security representing one more than that required to cast 20% of the votes attached to all shares of DHI or DPI which may be cast to elect directors of DHI or DPI is acquired or the date on which the Persons acting jointly and in concert agree to so act;
        B. DHI or DPI shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement or business combination with, any other Person (other than a corporation controlled directly or indirectly by you) and, in connection therewith, all or part of the outstanding shares of DHI or DPI which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of DHI or DPI or any other Person or for cash or any other property and control of DHI or DPI is thereby materially affected, as defined above, in which case the Change in Control shall be deemed to occur on the date of closing of the consolidation, merger, amalgamation, statutory arrangement or business combination, as the case may be; or

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                  Page 10

        C. DHI or DPI shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more affiliates of DHI shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets aggregating more than 50% of the consolidated assets (measured by either book value or fair market value based on the most recent audited financial statements) of DHI and its affiliates or DPI as at the end of the most recently completed financial year to any other Person or Persons, in which case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets;

     other than a transaction or series of transactions which involves a sale of securities or assets of DHI or DPI with which you are involved as a purchaser in any manner, whether directly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing (but excluding where your sole involvement with such a purchase is the ownership of an equity interest of less than 5% of the acquirer where the acquirer is a public company) and you and persons acting jointly and in concert with you hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast 5% or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirer.

     DPI shall use its reasonable best efforts to require any successor (whether direct or indirect) to all or substantially all of its shares and/or assets to expressly agree in writing to assume and to perform this Agreement in the same manner that DPI would have been required to perform it if no such succession had occurred. If DPI fails to obtain any such successor's express written agreement prior to the effective date of such succession, such failure shall be deemed to be a termination of your employment by DPI and such termination shall be deemed to have occurred on the date immediately prior to the Change of Control date. In such event, at the discretion of DPI, Section 18(b) or (c) will not be applicable, and DPI shall pay to you those amounts outlined in Section 18(d)(1) above and Section 18(h) shall be applicable.

     (e)  TERMINATION BY DPI WITHOUT CAUSE UPON DISABILITY
     If, as a result of incapacity due to physical or mental illness, you are unable to render services of substantially the kind and nature, and substantially to the extent required to be rendered in accordance with this Agreement, and if such incapacity is expected to continue for a period of at least twelve consecutive months from the date such incapacity commenced ("Absence Date") this Agreement may be deemed to be frustrated. Your employment hereunder shall cease to be effective on the tenth day after written notice of cessation of employment ("Notice of Cessation") to you, provided that prior to such cessation DPI has been furnished with the written certification of a qualified medical doctor designated by DPI and you jointly which states that you are and are expected to continue to be for at least twelve consecutive months from the Absence Date, unable to render such services by reason of such incapacity and the date upon which such incapacity commenced. If DPI and you are unable to agree on the designation of a qualified medical doctor to make such determination, then each party shall designate a medical doctor who, together, shall agree upon a third qualified medical doctor to make such determination. The decision of the third medical doctor shall be binding on DPI and you. You consent to submit to such examination as may be required by any such medical doctor or doctors.

     If your employment ceases pursuant to this Section, you shall be entitled to receive a total amount equivalent to one year of your then current Base Salary, commencing on the date upon which the Notice of Cessation is delivered and payable in 24 regular payments equivalent to your regular semi-monthly

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                  PAGE 11

Base Salary on the regular DPI pay days. If you are in receipt of disability benefits payable pursuant to the benefit plans described above, then each semi-monthly payment payable by DPI shall be reduced by an amount equivalent to the disability benefits payment received during that pay period. Notwithstanding the cessation of your employment pursuant to this Section, you shall be entitled to retain and exercise, within a period of 6 months following the Notice of Cessation, all stock options which have vested or accrued during your employment with DPI.

     (f)  DEATH
     In the event that you should die during the term of this Agreement, your employment shall automatically terminate. All salary, vacation pay and any bonus payments earned to date of death but unpaid will be paid to your estate, however, no other payment of any compensation either by way of anticipated earnings or damages of any kind shall be paid and Section 18(h) shall be applicable.

     (g)  RESIGNATION AND RETIREMENT
     You shall provide DPI with three months notice, in writing, of your resignation or your retirement from DPI. Unless the Board of Directors of DHI otherwise determines, you shall return to DHI all stock options granted to you during your employment with DPI and/or the DHI Group which become exercisable after the date you cease to be an employee of DPI and/ or the DHI Group.

     (h)  NO FURTHER NOTICE OR COMPENSATION
     Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options nor shall you be entitled to any further participation in any other incentive plan of the DHI Group other than as specifically set forth in Sections 18(d)(E), 18(e) and this 18(h). For further clarity, in the event of termination of this Agreement and your employment hereunder for any reason, the provisions of Section 18(d)(E) and 18(e), and the terms provided in the event of termination under the DHI Stock Option Plan shall apply. For all purposes, "termination of your employment" and "termination date" shall be the final day of employment with DPI and/or DHI Group, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 18(c) (1) or 18(d) (1) (C).

19.  FAIR AND REASONABLE
     The parties confirm that the notice requirements and pay in lieu of notice provisions set out above in Section 18 are fair and reasonable and that no further notice or payments of any kind are owed or required. The parties agree that upon any termination of this Agreement by DPI or upon any termination of this Agreement by you, that you shall have no action, cause of action, claim or demand, either statutory or at common law, against the DHI Group or any other Person as a consequence of such termination.

20.  RETURN OF PROPERTY
     In the event your employment with DPI is terminated for any reason, including resignation or retirement, you will immediately return all DPI property in your possession or under your control.

21.  PROVISIONS OPERATING FOLLOWING TERMINATION
     Notwithstanding any termination of your employment with or without cause, Sections 16, 17, 18, 19, 22 and any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                  Page 12

22.  ACKNOWLEDGEMENT
     You acknowledge that the DHI Group shall not, for any purpose, including in the event of a subsequent termination, be required to recognize or take into account any prior service with your previous employers.

23.  SEVERABILITY
     If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

24.  NOTICE
     Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

     To:  John E.M. Durham
          58, 28364 Township Road 384
          Red Deer County, Alberta
          T4S 2B5

     To:  DRAXIS HEALTH Inc.
          6870 Goreway Drive, 2nd Floor
          Mississauga, Ontario
          L4V 1P1
          Attention: President and Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or by fax shall be deemed to have been given on the day of actual delivery and, if made or given by registered mail on the third day, other than a Saturday, Sunday or a statutory holiday in Quebec and/or Ontario, following the deposit thereof in the mail.

25.  GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

26.  BENEFIT OF AGREEMENT
     This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of DPI respectively.

27.  ENTIRE AGREEMENT
     This Agreement and its Schedules constitute the entire agreement between the parties with respect to your terms and conditions of employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement and its Schedules. You waive any right to assert a claim in tort based on any pre-contractual representations, negligent, or otherwise, made by the DPI Group.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL                                                  Page 13

28.  LANGUAGE
     The parties hereto have expressly required that this Agreement, its Schedules and any notice or document relating thereto be drafted in the English language only. Les parties aux presentes ont expressement exige que la presente Convention, ses annexes ainsi que tout avis ou document s'y rattachant soient rediges en langue anglaise seulement.

     To acknowledge that the terms of employment as expressed in this Agreement are acceptable to you, please execute the enclosed copy of this letter as indicated below and return it to me at your earliest opportunity.

                                    Yours truly,

                                    DRAXIS PHARMA INC.


                                    /s/ Martin Barkin
                              Per:

                                    Martin Barkin, M.D., F.R.C.S.C.
                                    Chairman of the Board of Directors of Draxis
                                    Pharma Inc. and Chief Executive Officer of
                                    Draxis Health Inc.


     I accept the above-noted terms of employment with Draxis Pharma Inc. as President, I agree to comply with and be bound by the terms of employment outlined in this Agreement.

     Dated at                     , the     day of                     , 2003.


                                    /s/ John Durham
-----------------------------       --------------------------------------------
Witness                             John Durham

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

                                   SCHEDULE I


                       AS AMENDED AND SUBMITTED TO THE TSE
                                  JUNE 27, 2001


                                STOCK OPTION PLAN

                                       OF

                               DRAXIS HEALTH INC.

1.        PURPOSE OF THE PLAN

          The Draxis Health Inc. Stock Option Plan (the "Plan) is intended to attract and retain highly qualified officers, directors and employees who will be motivated towards the success of Draxis Health Inc. (the "Corporation") or any of its subsidiaries.

2.        ADMINISTRATION

          This Plan shall be administered by the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Board is authorized to approve persons to whom options may be granted, to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all determinations and take all actions necessary or advisable for the Plan's administration.

3.        GRANTING OF OPTIONS

          The Board may from time to time in the manner herein provided grant options ("Options") to purchase common shares ("Shares") of the Corporation to directors, officers, employees or area managers or arm's length consultants of the Corporation and may provide for the number of Shares to be optioned to each such director, officer, employee, area manager or arm's length consultant.. Options shall be exercised on or prior to a date determined by the Board of Directors at the date of the grant, which shall be no later than ten years from the date of the grant and shall be subject to the terms, conditions, limitations and prohibitions as are herein contained or as may be in effect at the date of the grant.

4.        SHARES SUBJECT TO PLAN

          The aggregate number of Shares that may be issued pursuant to the Plan shall be 7,500,000 Shares. The number of Shares reserved for issuance to any one person pursuant to options granted pursuant to this Plan or otherwise shall not exceed 5% of the outstanding Shares.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

5.        PARTICIPANTS

          The individuals who are eligible to receive Options hereunder shall be directors, officers or employees of the Corporation or a subsidiary of the Corporation or arm's length consultants of the Corporation or a subsidiary of the Corporation (the "Eligible Optionees"). The Board shall from time to time, in its sole discretion, determine which of those Eligible Optionees will be granted Options under the Plan (the "Optionees") and the number of Shares to be optioned to such Eligible Optionees. The Board shall not be precluded from granting an Option to an Eligible Optionee solely because such Eligible Optionee may previously have been granted an Option under the plan.

6.        OPTION PRICE

          The exercise price for an Option shall be fixed by the Board when such Option is granted. Under no circumstances shall the exercise price for any Option be less than the closing price of the Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of the grant.

7.        OPTION TERMS

          (a) Subject to paragraph 3 hereof, the period during which any Option may be exercised, in whole or in part, shall be such period as the Board may determine (the "Option Period").

          (b) In the event that any Option has not been exercised in respect of all Shares covered by the Option at the expiry of the Option Period, the Option shall thereupon expire.

          (c) In the event of the death of an Optionee on or prior to the expiry of an Option, while in office and at a time when such Optionee has not fully exercised any outstanding Options, such Options, to the extent then exercisable but unexercised, shall be exercisable by such Optionee's executors or personal representatives within six (6) months after such Optionee's death notwithstanding the expiration date of the Option. In the event such Options are not exercised at the expiry of such six-month period, such Options shall expire.

          (d) In the event of the total and permanent disability of an Optionee (as determined by the Board of Directors), such Optionee may, within six months after the date of such determination of disability or such other longer period as the Board of Directors may approve, notwithstanding the expiration date of the Option, exercise such part of the Option as is then exercisable. Unless the Board of Directors otherwise determines, in the event the Optionee has not exercised such Option at the expiry of such six-month period, the Option shall expire.

          (e) Except as provided in subparagraphs 7(c) and (d) above, if an Optionee ceases to hold office as a director, officer, employee or area manager of the Corporation during the Option Period, such part of the Option as is then exercisable may be exercised by such Optionee for a period of thirty (30) days after such Optionee ceases to hold such office or position or for such longer period as the Board of Directors may approve, after which time the Option shall terminate; provided, however, that in no event may any option be exercised outside the Option Period.

8.        NON-ASSIGNABILITY

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

          Each Option shall be non-assignable and non-transferable and shall, subject to the terms hereof, be exercisable only by the Optionee to whom it is granted.

9.        RIGHTS OF OPTIONEES BEFORE EXERCISE OF OPTION

          The Optionees shall not have any rights whatsoever as shareholders in respect of the Shares covered by such Options until such Options are exercised and payment for such Shares has been made.

10.       EXERCISE OF OPTION

          Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise in the form attached hereto as Schedule A specifying the number of Shares with respect to which the Option is being exercised, and accompanied by payment in full of the purchase price for the Shares then being purchased and a duly executed Stock Option Agreement.

11.       SHARE CAPITAL ADJUSTMENTS

          If the outstanding Shares subject to this Plan are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more amalgamations, reorganizations, re-capitalization, stock splits, consolidations, stock dividends in the nature of stock splits or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the Options may thereafter be granted under this Plan and for which Options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding Options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Option.

          No fractional securities shall be issued upon the exercise of an Option. Accordingly, if as a result of any adjustment under this paragraph, an Optionee would be entitled to a fractional security, the Optionee shall have the right to acquire only the adjusted number of whole securities and no payment or other adjustment will be made with respect to fractional securities so disregarded.

12.       LIQUIDATION, DISSOLUTION OR WINDING-UP

          In the event that the Corporation proposes to liquidate, dissolve or wind-up, the Corporation shall give written notice thereof to each Optionee and such Optionee shall be entitled to exercise all then exercisable Options within thirty (30) days of the giving of such notice, provided, however, that in no event may such Option be exercised outside of the Option Period. Upon the expiration of such thirty (30) day period, all rights of Optionees to such Options or to exercise the same shall terminate and cease to have any further force or effect, unless otherwise determined by the Board of Directors.

13.       CHANGE OF CONTROL

          Notwithstanding the foregoing, in the event that at any date following the date hereof:

          (a) any change in the ownership as of the date hereof, direct or indirect, of the outstanding shares of the Corporation as a result of which an individual, partnership, association, trust, unincorporated organization, ("person") or group of Persons, hold shares and/or other securities in excessive of the number which,

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

               directly or following conversion or exercise thereof, will entitle the holders thereof to cast 20% or more of the votes attaching all such shares and/or other securities of the Corporation which may be cast to elect the directors of the Corporation; or

          (b) the sale, transfer or any manner of disposition of 50% or more of the assets of the Corporation to an arm's length Person;

and the Board of Directors recommends acceptance of such offer to the Shareholders of the Corporation or, if the Board of Directors has made no recommendation, the Shareholders have approved or accepted the proposed transaction, then any Option outstanding hereunder, including Options not then otherwise exercisable, shall become immediately exercisable upon the issuance of the recommendation of the Board of Directors or the approval or acceptance of the Shareholders, as the case may be.

14.       AMENDMENT OR TERMINATION

          The Board of Directors may terminate the Plan any time or, with the consent of The Toronto Stock Exchange, amend the Plan at any time provided, however, that except as permitted herein, the Board may not, without the approval of the Optionee to whom Options have been granted, alter or impair such Option.

          The Board may from time to time make, amend and repeal such regulations under the Plan as they deem expedient for the purpose of carrying out the Plan and such regulations from time to time in force shall, together with the Plan, be binding and conclusive on the Corporation and on all holders of Options granted under the Plan and their legal personal representatives.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

                                  SCHEDULE "A"

                                STOCK OPTION PLAN

                               DRAXIS HEALTH INC.

                              ELECTION TO PURCHASE


TO:       The Secretary of
          Draxis Health Inc.


          Pursuant to the terms of the stock option granted to me on
(the "Date of the Grant"), I hereby elect to purchase                    common
shares of Draxis Health Inc. which were the subject of such stock option.
I understand that such purchase is subject to all the terms and conditions of such stock option and of the Draxis Health Inc. Stock Option Plan.

          Enclosed is a certified cheque, bank draft or money order payable to
Draxis Health Inc. in the amount of $          , the full amount of the exercise
price for the number of common shares indicated above.


-------------------------------     ------------------------------------
DATE                                (PRINT NAME)


                                    ------------------------------------
                                    (SIGNATURE)

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

                                   SCHEDULE II

                            DEFERRED SHARE UNIT PLAN

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

                                  SCHEDULE III

                         DRAXIS HEALTH DISCLOSURE POLICY

     OBJECTIVE AND SCOPE
DRAXIS is committed to providing timely, factual, accurate and balanced disclosure of material information about the Company, consistent with legal and regulatory requirements. The Company will disseminate good news and bad on a timely basis, except where confidentiality issues require a delay. It is imperative that the general public has timely access to this information. This policy confirms in writing our existing disclosure policies and practices. Its goal is to raise awareness of the Company's approach to disclosure among the Board of Directors, senior management and employees.

This policy extends to all employees of the Company and its subsidiaries, its Board of Directors and those authorized to speak on its behalf. It covers disclosures in documents filed with the securities commissions and written statements made in the Company's annual and quarterly reports, news releases, letters to shareholders, speeches by senior management and information contained on the Company's website and other electronic communications. It also extends to oral statements and in particular in meetings and telephone conversations with analysts and investors, interviews with the media as well as press conferences and conference calls.

     DISCLOSURE POLICY COMMITTEE
The chief executive officer, upon consultation with the Board of Directors' Corporate Governance Committee, has established a Disclosure Policy Committee consisting of the Chief Executive Officer (CEO), Chief Financial Officer (CFO), the Executive Director Investor Relations (IRO), and the General Counsel and Secretary

The Disclosure Policy Committee will determine when developments require public disclosure and will meet as conditions dictate. IT IS ESSENTIAL THAT THE DISCLOSURE POLICY COMMITTEE BE FULLY APPRISED OF ALL MATERIAL COMPANY DEVELOPMENTS IN ORDER TO EVALUATE AND DISCUSS THOSE EVENTS TO DETERMINE THE APPROPRIATENESS AND TIMING FOR PUBLIC RELEASE OF INFORMATION OR WHETHER THE INFORMATION SHOULD REMAIN CONFIDENTIAL, AND IF SO, HOW THAT INSIDE INFORMATION WILL BE CONTROLLED AND FOR WHAT TIME PERIOD. The Disclosure Policy Committee will be chaired by a designated member of the committee.

The Disclosure Policy Committee will review and update, if necessary, this policy on an annual basis.

     DESIGNATED SPOKESPERSONS
The Company designates a limited number of spokespersons responsible for communication with the media, investors and analysts. The CEO, the CFO and the IRO shall be the official spokespersons for the Company. Individuals holding these offices may, from time to time, designate others within the Company to speak on behalf of the Company as back-ups or to respond to specific inquiries from the investment community or the media.

Employees who are not authorized spokespersons must NOT respond under any circumstances to inquiries from the investment community or the media unless specifically asked to do so by an authorized spokesperson.

Except for discussions with business partners by senior management, employees should refrain from discussing confidential and potentially material affairs of the Company with third parties, unless expressly authorized to do so.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

     RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS
This policy also applies to electronic communications. Accordingly, officers and personnel responsible for written public disclosures shall also be responsible for electronic communications. The IRO is responsible for updating and maintaining the investor relations section of the Company's website and is responsible, along with the General Counsel, for monitoring all Company information placed on the website to ensure that it is accurate, timely, complete and up to date. Any material changes in information must be updated immediately. Although the Company views electronic communications as an extension of its formal disclosure record, it recognizes that disclosure on its website does not constitute adequate disclosure of information that is considered material non-public information. Any disclosures of material information on its website will be coordinated with full disclosure, which generally includes appropriate dissemination of a news release.

Policies and practices relating to the construction and use of the Company website shall be reviewed periodically by the Disclosure Policy Committee, using in part the guidelines set out in Appendix A, Guidelines for the Company website and the recommendation of any reports from external website audits/reviews.

The IRO shall also be responsible for responses to electronic inquiries. Only [previously disclosed] public information or information which could otherwise be disclosed in accordance with this policy shall be utilized in responding to electronic inquiries.

Employees are prohibited from participating in Internet chat room or newsgroup discussions on matters pertaining to the Company's activities or its securities. Employees who encounter a discussion pertaining to the Company should advise the IRO immediately, so the discussion may be monitored.

     MATERIAL INFORMATION
Material information is any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a significant change in the market price or value of the Company's securities. To qualify as material information, the United States Securities and Exchange Commission (SEC) states that there must be a substantial likelihood that a fact would be viewed by a reasonable investor as significantly altering the total mix of information available about the Company. Material information consists of both material facts and material changes relating to the business and affairs of the Company. Examples of developments that may give rise to material information include, but are not limited to, the following:

  - Development of new products and developments affecting the Company's resources, technology, products or market
  -  Entering into or loss of significant contracts
  -  A significant acquisition, disposition or merger involving the Company
  - A new issue of securities or a significant change in the Company's capital structure
  -  Significant changes in management
  -  Significant litigation
  -  A significant change in the Company's lending arrangements
  -  A significant change in previously disclosed near-term expected earnings
  - Any other developments relating to the business and affairs of the Company that would reasonably be expected to significantly affect the market price or value of any of the Company's securities or that would reasonably be expected to have a significant influence on a reasonable investor's investment decisions.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

     PRINCIPLES OF DISCLOSURE OF MATERIAL INFORMATION
In complying with the requirement to disclose forthwith all material information under applicable laws and stock exchange rules, the Company will adhere to the following basic disclosure rules:

  1. Material information will be publicly disclosed immediately, unless the Disclosure Policy Committee determines that such disclosure would be unduly detrimental to the Company (in which case the information will be kept confidential for a limited period of time until the Committee determines it is appropriate to publicly disclose).

  2. Disclosure must include any information the omission of which would make the rest of the disclosure misleading (half truths are misleading).

  3. Unfavourable material information must be disclosed as promptly and completely as favourable information.

  4. No selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with a major shareholder). If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person, such information must be disclosed promptly via news release in compliance with the SEC's Regulation FD and applicable Canadian regulatory and legal requirements.

  5. Disclosure of material information must be updated if earlier disclosure has become misleading as a result of intervening events.

     CONFIDENTIAL INFORMATION
The withholding of confidential material information on the basis that disclosure would be unduly detrimental to the Company's interest must be infrequent and can only be justified where the potential harm to the Company or to shareholders caused by immediate disclosure may reasonably be considered to significantly outweigh the undesirable consequences of delaying disclosure. Stock exchanges, specifically NASDAQ and the TSE, discourage delaying disclosure for a lengthy period of time, since it is unlikely that confidentiality can be maintained beyond the short term.

Examples of instances where disclosure might be unduly detrimental to the Company include:

  1. Release of the information would prejudice the ability of the Company to pursue specific and limited near-term objectives or to complete a transaction or series of transactions that are underway.

  2. Disclosure of the information would provide competitors with confidential corporate information that would be of significant benefit to them. A decision to release a new product for example, or the details of the features of a new product, may be withheld for competitive reasons.

  3. Disclosure of information concerning the status of ongoing negotiations would prejudice the successful completion of those negotiations.

     NEWS RELEASES
Once the Disclosure Policy Committee determines that a development is material, it will authorize the prompt issuance of a news release, unless the Disclosure Policy Committee determines that such developments must remain confidential for the time being and appropriate control of that inside information is instituted. Should a material statement inadvertently be made in a selective forum, the

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

Company will promptly issue a news release in order to fully and publicly disclose that information in accordance with SEC's Regulation FD and applicable Canadian regulatory and legal requirements.

News releases will be disseminated through an approved news wire service that provides national and simultaneous service. News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major national financial media and the local media in areas where the Company has its headquarters and operations.

If a stock exchange upon which shares of the Company are listed is open for trading at the time of a proposed announcement, prior notice of a news release announcing material information must be provided to the market surveillance department of the exchange. If a news release announcing material information is issued outside of trading hours, market surveillance must be notified before the market opens.

     RUMOURS
So long as it is clear that the Company is not the source of the market rumour, the Company does not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. The Company's spokespersons will respond consistently to those rumours, saying, "IT IS OUR POLICY NOT TO COMMENT ON MARKET RUMOURS OR SPECULATION." Should the stock exchange request that the Company make a definitive statement in response to a market rumour that is causing significant volatility in the stock, the Disclosure Policy Committee will consider the matter and decide whether to make a policy exception.

     FORWARD LOOKING INFORMATION
The Company will not release earnings projections other than in a prospectus grade offering document as required by appropriate securities regulators or confirm analysts' earnings estimates and will not attempt to influence an analyst's conclusions. The Company may continue to publicly disseminate non-material, forward-looking information to enable the investment community to better evaluate the Company and its prospects. To the extent that forward looking information is provided in a disclosure document, the document is to be accompanied by meaningful cautionary language that warns investors that there is a risk that the statement could change materially. In the case of oral or electronically presented forward-looking statements, the statement will be identified as such and the spokesperson will refer to a readily available written document (news release, annual report) for the cautionary language.

     CONTACTS WITH ANALYSTS AND INVESTORS
The Company recognizes that analysts are important conduits for disseminating corporate information to the investing public and that analysts play a key role in interpreting and clarifying existing public data and in providing investors with background information and details that cannot practically be put in public documents. The Company will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this disclosure policy. The Company will not engage in selective disclosure of material non-public information to analysts, however it will provide to individual investors or reporters who request it, the same sort of detailed, non-material information that has been provided to analysts. It is highly desirable that where practicable more than one Company representative be present at all individual and group meetings with investors and media representatives.

The Company recognizes that analyst disclosure does not constitute adequate disclosure of information that is considered material non-public information. If material information is to be announced at an analyst or shareholder meeting or a press conference, its announcement must be coordinated with a general public announcement via news release.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

     QUIET PERIODS
In order to avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe a quarterly quiet period, during which no meetings or telephone contacts with analysts and investors will be initiated and no earnings guidance will be provided. The quiet period comprises the three weeks immediately preceding the issuance of a news release disclosing quarterly results.

     REVIEWING ANALYST DRAFT REPORTS AND MODELS
It is the Company's policy, when analysts inquire with respect to their earnings and/or cash flow estimates to provide no guidance or confirmation. The Company will not confirm, or attempt to influence, an analyst's opinions or conclusions. If requested, the Company will review the draft research report or model for the purpose of identifying factual errors.

Analyst reports are proprietary products of the analysts' firms. Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the report. For these reasons, the Company will not provide analyst reports through any means to persons outside of the Company or to employees of the Company, including posting such information on its website. The Company may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on the Company. If provided, such lists will not include links to the analysts' or any other third parties' websites or publications.

     CONFERENCE CALLS
A conference call may be held with members of the investment community to discuss quarterly or annual financial and operating results or major material corporate developments The Company will announce the date and time of the conference call in advance on its website and/or in a news release and the conference call may be broadcast simultaneously via webcast over the Internet. The media and individual investors may call a toll-free number (or access the webcast over the Internet and listen to the call on a real-time basis). A tape recording of the conference call will be made available for a period of at least one month following the call on either a toll-free number or an archived audio webcast on the Internet, for anyone interested in listening to a replay.

A debriefing will be held after the conference call and if such debriefing uncovers selective disclosure of previously undisclosed material information, the Company will promptly disclose such information, generally via news release.

     DISCLOSURE RECORD
The Company will maintain a file containing all public information about the Company, including continuous disclosure documents, news releases, analysts' reports, transcripts or tape recordings of conference calls and newspaper articles.

The minimum retention period for material corporate information posted on the website shall be one year. Specifically, news releases shall be kept for a period of two years, quarterly and annual reports for five years.

     TRADING RESTRICTIONS AND BLACKOUT PERIODS
It is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed. Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information.

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

INSIDERS AND EMPLOYEES WITH KNOWLEDGE OF CONFIDENTIAL OR MATERIAL INFORMATION ABOUT THE COMPANY ARE PROHIBITED FROM TRADING UNTIL THE INFORMATION HAS BEEN FULLY DISCLOSED AND A REASONABLE PERIOD OF TIME HAS PASSED FOR THE INFORMATION TO BE WIDELY DISSEMINATED.

Blackout periods may be prescribed from time to time as a result of special circumstances relating to the Company pursuant to which insiders of the Company would be precluded from trading in securities of the Company. Quarterly blackout periods will also apply for all employees during periods when financial statements are being prepared but results have not yet been publicly disclosed. THE BLACKOUT PERIOD EXTENDS FROM FIVE DAYS PRIOR TO THE RELEASE OF THE COMPANY'S QUARTERLY OR ANNUAL FINANCIAL RESULTS UNTIL TWO FULL BUSINESS DAYS FOLLOWING SUCH RELEASE.

     MAINTAINING CONFIDENTIALITY
Any employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

Communication by e-mail leaves a physical track of its passage that may be subject to later decryption attempts. All confidential information being transmitted over the Internet must be secured by the strongest encryption and validation methods practically available. Where possible, employees should avoid using e-mail to transmit confidential information.

Outside parties privy to undisclosed material information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in the Company's securities until the information is generally disclosed. The obtaining of a signed confidentiality agreement is desirable in these situations. In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

  1. Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

  2. Confidential documents should not be read in public places and should not be discarded where others can retrieve them. Similarly, employees should not leave confidential information at their homes or other locations outside of their work location.

  3. Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

  4. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

  5. Access to confidential electronic data should be restricted through the use of passwords.

  6. Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who "need to know" that information in the necessary course of business.

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Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

  7. All proprietary information, including computer programs and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment or with the prior permission.

     INSIDER TRADING
Insider trading is strictly regulated by Part XXI of the TSE Company Manual, applicable provincial securities legislation such as Section 76 and 134 of the ONTARIO SECURITIES ACT and the Regulations under the Act and Part XI of the CANADIAN BUSINESS CORPORATIONS ACT.

An "insider" is defined in the ONTARIO SECURITIES ACT as every director or senior officer of a reporting issuer (ie. the Company), every director or senior officer of a company that is itself an insider or subsidiary of a reporting issuer (ie. Draximage and DPI) and any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all voting securities of that reporting issuer. Similar definitions apply in other provincial legislation.

Section 76 of the ONTARIO SECURITIES ACT prohibits any person or company in a "special relationship" with a listed company from trading on the basis of undisclosed material information on the affairs of that company. Those considered to be in a "special relationship" with a listed company include those that are insiders, affiliates or associates of the listed company, a person or company proposing to make a take over bid of the listed company and a person or company proposing to become a party to a reorganization, amalgamation, merger or similar business relationship with the listed company. A person or company in a "special relationship" also includes those involved, or which were involved, in the provision of business or professional services for the listed company, including employees.

The contravention of applicable insider trading regulations and laws is a serious civil offence and may lead to civil and/or criminal sanction.

Employees are encouraged to discuss any questions or concerns they might have about insider trading activities with the General Counsel and Secretary of the Company.

The Company designates all its officers, directors, and certain employees as insiders or designated insiders for the purpose of compliance with applicable securities laws. Such individuals have strict controls on their ability to trade shares of the Company and have stringent insider reporting obligations to various Canadian securities commissions. Such obligations may even continue for a reasonable period of time after an individual ceases to be an officer, director or employee because of his/her continued possession of insider information. There may also be times when other individuals employed by the Company or its affiliates will be deemed insiders for a period of time (i.e. because of close involvement in a transaction, in-licensing or access to confidential information not yet publicly disseminated). Those individuals will be advised of their status at that time by the General Counsel and Secretary of the Company.

     COMMUNICATION AND ENFORCEMENT
All current and new directors, officers, authorized spokespersons and employees will be advised of this policy and educated about its importance. This policy will be brought to the attention of all employees and directors on an annual basis.

An employee who violates this policy may face disciplinary action up to and including termination of his or her employment with the Company. The violation of this policy may also violate certain securities

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

laws. If the Company discovers that an employee has violated such securities laws, it may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

                 APPENDIX A - GUIDELINES FOR THE COMPANY WEBSITE
Points to be considered in the evaluation and review of the Company website may include, but are not limited to the following:

1. Investor relations material will be contained within a separate section of the website and shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent disclosures. The investor relations portion of the Company website should be sufficiently different in graphic style and/or colours and/or page labelling to ensure users are aware they are in the investor relations section.

2. All factual or material information and data posted to the website, including text and audio-visual material, should show the date such material was issued and/or posted to the website.

3. News releases will be posted on the Company's website immediately or as soon as possible after notification by the wire service provider of release over the news wire.

4. The Company may post on the investor relations section of its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide formal research coverage on the Company. The Company may request the approval of analysts to be included on such a list. This list, if provided on the website, will not include links to the analysts' or any other third party websites or publications.

5. Links from the Company website to a third party website will include a notice that advises the reader that he or she is leaving the Company's website and that the Company is not responsible for the contents of the other site. The Company will be sensitive to any concerns about the endorsement of information on third party websites (over which it has no control).

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL


                                   SCHEDULE IV

                               DRAXIS HEALTH INC.

                                 CODE OF ETHICS

It is the policy of Draxis Health Inc. (the "Company") to conduct its business affairs honestly, ethically and in full accordance with the law. Conduct that may raise questions as to the Company's, or any of its employee's, director's or representative's honesty, integrity, impartiality, or reputation, or activities that could cause embarrassment to the Company or damage its reputation are prohibited. Any activity, conduct, or transaction that may appear to be unethical, illegal, or improper business conduct must be avoided. Under this policy, "Company Representative" shall mean any employee, director, officer or consultant engaged by the Company. All Company Representatives are subject to this policy.

CONFLICT OF INTEREST

It is the policy of the Company that transactions with other business entities, universities or other organizations and individuals shall not be influenced or affected by the personal interests or activities of any Company Representative. Activities or personal interests of the Company Representatives or their immediate family members which create the appearance of a conflict of interest should generally be avoided so as not to reflect negatively on the reputation of the Company or its Representatives. For practical business reasons, primarily cost efficiencies, and due to inter-corporate holdings, certain Company Representatives are directors, officers or employees of affiliates of the Company. All transactions between the Company and its affiliates shall be completed on a fair market basis by reference to terms and conditions available from arm's length third parties. Any actual or apparent conflicts of interest between the Company and its affiliates shall be resolved on the basis that the Company's Representatives must act in the best interests of the Company (the "Affiliates Policy"). In addition, certain Representatives, with the Company's knowledge and consent, carry-on a professional practice. Such Representatives may provide professional services to competing businesses or entities conducting business with the Company, provided that, such professional services do not involve the Representative in an actual conflict of interest with the Company (the "Professional Policy"). Such Representatives shall notify the President in writing immediately of any actual conflict.

Subject to the Affiliates Policy and the Professional Policy, activities or personal interests of Company Representatives, including those of their immediately family members, which could appear to influence the objective decisions required in the performance of their Company responsibilities are considered to be a conflict of interest and are prohibited unless approved in writing by the Company's audit committee. Such conflicts may create a presumption of favouritism or damage the reputation of the Company or its Representatives in the eyes of others with whom the Company may transact business, including shareholders and the investment community.

Subject to the Affiliates Policy and the Professional Policy, the following activities or interests would be considered conflicts of interest under this policy except with the Company's prior knowledge and consent:

1. Ownership in any competing business or in any outside concern which does significant business with the Company.

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

2. Provision of services as a director, manager or consultant, employee or independent contractor to any outside concern which does significant business with the Company or in a competing business.

3. Acceptance of any compensation, gifts or favours of more than nominal value (less than $100), loans, excessive entertainment or other similar activities from any outside concern which does or seeks to do business with the Company or is its competitor.

4. Representation of the Company in any transaction in which the employee or a related person has a substantial personal interest.

5. Use of Company assets to promote personal interests.

6. Direct or indirect competition with the Company in the purchase, sale, or development of property, property rights, or products.

7. Authorization, payment, (or acceptance) of bribes in favour of influencing any decision or action or inaction by any party.

Subject to the Affiliates Policy and the Professional Policy, the following rules of conduct are to be applied while serving as a Representative of the Company to avoid any conflict or appearance of conflicts of interest.

1. GIFTS: Money, or its equivalent, may not be accepted from a vendor. Personal gifts of any kind must never be suggested or encouraged. Nominal and unsolicited gifts of minimal value (less than $100) may be accepted at the recipient's discretion.

2. MEALS & REFRESHMENTS: At the vendor's invitation, a Representative may accept meals or refreshments at a vendor's expense. Excessive, elaborate or frequently repeated arrangements are not acceptable.

3. ENTERTAINMENT: Occasional attendance at a theater or sporting event, or for similar entertainment at vendor's expense may be accepted.

4. LOANS: Personal loans may never be accepted from a vendor, or obtained or guaranteed for any purpose by a vendor. This does not apply to loans obtained independently and in the ordinary course of business from a bank or other public lending institution, including those which do business with the Company.

5. TRAVEL & LODGING: Travel and lodging for an employee may not be accepted from, or reimbursed by, a vendor unless such travel and lodging is for educational or consultative purposes and is approved in advance by the President. All other business travel as a Representative of the Company will be at the Company's expense and according to the Company's business travel policies. Under no circumstance may a Company Representative accept travel or lodging from a vendor for a family member or friend.

6. GAMBLING: Participation with a vendor in gambling or a contest which may result in personal gain or more than a nominal value is prohibited.

7. CONTESTS, PRIZES, AWARDS & COMMISSIONS: Company Representatives may not participate in or receive personal benefit from a vendor-sponsored contest or promotional effort unless it has been approved by the President. No employee responsible for buying a vendor's product may participate in

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

   or personally benefit from a vendor-sponsored contest or economically valuable award, excluding frequent flyer programs. No employee may receive monetary or other incentive rewards or commissions for sales performance or otherwise, except from the Company, without prior approval by the President.

8. PERSONAL SERVICES TO VENDORS: No Representative of the Company may render any personal or professional services to a vendor or competitor for compensation or other personal benefit, whether or not outside business hours. "Vendors" include any entity with which the Company has contractual relationships.

9. COMPANY ASSETS: No Representative of the Company may use Company assets, facilities or positions to promote personal interests.

These rules must be interpreted broadly and not technically. "Vendor" includes any representative of a vendor. "Goods" also includes services. Any employment or similar involvement with a vendor of a Company Representative's immediate family should be promptly disclosed to the Company. Ownership interest in a vendor company should be avoided, and must be disclosed. Misinterpretation of these rules does not excuse a violation.

COMPLIANCE WITH LAWS

All Company Representatives are expected to act in full accordance with all domestic and foreign laws and regulations applicable to the business of the Company. Violation of laws or regulations or compromise of the Company's ethical expectations could result in written reprimands or other disciplinary action, including termination and criminal or civil legal proceedings where applicable.

The Company is involved, from time to time, in matters which are sensitive in nature and important to the Company, its Representatives and its shareholders. Securities laws impose certain obligations on the Company regarding the disclosure of information to the investing public. To comply with these laws and the regulations promulgated thereunder, the Company has established the following policies and procedures which are applicable to all Company
Representatives:

1. CONFIDENTIALITY: The Company's ability to effectively discharge its disclosure obligations under the securities laws can be adversely affected by the premature or otherwise unauthorized disclosure of internal information relating to the Company. All Company Representatives, therefore, must make every effort to maintain the confidentiality of the Company's internal information. These efforts include securely handling and storing all sensitive documents. Company Representatives should not communicate internal information to friends, family or other third party, except as may be required in the ordinary course of business.

2. DESIGNATED SPOKESPERSON: The Company has designated the President and Chief Executive Officer and the Vice President and Chief Financial Officer of the Company as spokespersons for the Company in respect of general and financial matters respectively. No other Representatives of the Company are authorized to speak on behalf of the Company unless authorized by the President of the Company. All third party inquiries should be referred to the Company's President.

3. TRADING OF SECURITIES: Securities laws prohibit any person from trading in the Company's securities while in possession of significant information concerning the Company which has not already been disclosed to the investing public, or from disclosing such information to another person who is likely to trade in the Company's securities. In addition, no Representative shall trade in the Company's securities during the period commencing five (5) trading days prior to and ending one (1) trading day

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

   following the release of the Company's quarterly or annual financial results. Similarly, no Representative shall trade in securities of any of the Company's associates or affiliates (as defined in the SECURITIES ACT (ONTARIO)) which are public companies during the period commencing five (5) trading days prior to and ending one (1) trading day following the release of the quarterly or annual results of such public companies.

4. RESPONDING TO RUMORS: Rumors concerning the business and affairs of the Company may circulate from time to time. The Company and its Representatives will generally not comment or respond to rumors. All requests for comments or responses must be referred to the President of the Company.

CONFIDENTIALITY & PROPRIETARY INFORMATION

Except in specific performance of Company business or under specific authorization by the Company, Company Representatives are prohibited from disclosing or using confidential or proprietary information, both technical and non-technical, which belongs to the Company and which the Company considers to be its trade secrets. Such information may be, or may have been, made available to, or developed by, Company Representatives during their association with the Company.

Except in specific performance of Company business or under specific authorization by the owner, Company Representatives are prohibited from disclosing or using confidential, material or proprietary information or trade secrets belonging to others. In addition, all Representatives will be required to execute a Confidentiality Agreement with the Company as a condition of employment or engagement.

DISCLOSURE & REVIEW

Subject to the Affiliates Policy and the Professional Policy, all Company Representatives are required to disclose information concerning an actual or potential conflict of interest to the President or audit committee. The audit committee will review details of the conflict or violation and render a determination or exception to the policy matter in question.

Any Company Representative whose activities or personal interests are determined to be a conflict or interest or a violation of the Company's ethical expectations must eliminate such conflict in a manner approved by the audit committee. Failure to take appropriate action to eliminate the conflict or violation shall be cause for written reprimand or other disciplinary action including termination and criminal or civil legal proceedings where applicable.

I have read, understand and agree to comply with the letter and intent of this policy.


-------------------------------     ------------------------------------
Witness                             Name


                                          ------------------------------------
                                          Date

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

                                TABLE OF CONTENTS

1.    EMPLOYMENT                                                               1

2.    BASE SALARY                                                              1

3.    BENEFITS                                                                 2

4.    STOCK OPTION PLAN                                                        2

5.    DEFERRED SHARE UNIT PLAN                                                 2

6.    LONG TERM INCENTIVE PROGRAM (CURRENTLY UNDER DEVELOPMENT)                2

7.    DISCRETIONARY BONUS                                                      3

8.    SIGNING BONUS                                                            3

9.    RELOCATION EXPENSES                                                      3

10.   FRENCH IMMERSION PROGRAM                                                 3

11.   MEMBERSHIPS AND PUBLICATIONS                                             3

12.   VACATION                                                                 4

13.   LEGAL FEES                                                               4

14.   EXPENSES                                                                 4

15.   DEDUCTIONS                                                               4

16.   EMPLOYEE'S COVENANTS                                                     4

17.   CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION           5

                (a)     NON-DISCLOSURE OF CONFIDENTIAL INFORMATION             5
                (b)     NON-SOLICITATION AND NON-COMPETITION                   6
                (c)     REASONABLENESS                                         6
                (d)     BREACH OF AGREEMENT                                    7

18.   TERMINATION OF EMPLOYMENT                                                7

      (a)    TERMINATION BY DPI FOR CAUSE                                      7
      (b)    TERMINATION BY DPI WITHOUT CAUSE BUT WITH NOTICE                  7
      (c)    TERMINATION BY DPI WITHOUT CAUSE AND WITHOUT NOTICE               7
      (d)    TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL                 8
      (e)    TERMINATION BY DPI WITHOUT CAUSE UPON DISABILITY                 10
      (f)    DEATH                                                            11
      (g)    RESIGNATION AND RETIREMENT                                       11
      (h)    NO FURTHER NOTICE OR COMPENSATION                                11

19.   FAIR AND REASONABLE                                                     11

20.   RETURN OF PROPERTY                                                      11

21.   PROVISIONS OPERATING FOLLOWING TERMINATION                              11

Mr. John E.M. Durham                                              April 22, 2003
PERSONAL & CONFIDENTIAL

22.   ACKNOWLEDGEMENT                                                         12

23.   SEVERABILITY                                                            12

24.   NOTICE                                                                  12

25.   GOVERNING LAW                                                           12

26.   BENEFIT OF AGREEMENT                                                    12

27.   ENTIRE AGREEMENT                                                        12

28.   LANGUAGE                                                                13

*